Exhibit 23.2

Tel: +31 (0)40 269 82 22	BDO Audit & Assurance B.V.
Fax: +31 (0)40 269 82 97	Postbus 229, 5600 AE Eindhoven
info@bdo.nl	Dr. Holtroplaan 15, 5652 XR Eindhoven
www.bdo.ni	Nederland

Patheon Inc.

Durham, North Carolina

UNITED STATES OF AMERICA

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-184241) and Form S-8 (No. 333-174871) of Patheon Inc. of our reports dated April 4, 2012 and February 2, 2011, relating to the financial statements of Banner Pharmacaps Europe B.V., which appear in this Form 8-K.

We also consent to the reference to us under the caption “Experts” in the Prospectus Supplement dated November 16, 2012.

BDO Audit & Assurance B.V. On its behalf,

/s/ P.P.J.G. Saasen

Eindhoven, The Netherlands
16 November 2012